[LETTERHEAD]


March 18, 1998



Mr. Alan Jacobs
6840 Lions Head Lane
Boca Raton, Florida 33496

Dear Alan:

This is to confirm that effective January 1, 1998, you have been engaged as Senior Advisor to First American Railways, Inc, to provide financial and business consulting services and to be compensated at the rate of twenty-five ($25,000) thousands per month, for an initiated period, commencing with the month of January, 1998 and continuing through April, 1998; and to continue on a month to month basis thereafter, subject to termination on thirty days' notice by either you or First American Railways, Inc., to be given at, or any time after April 1, 1998.

Very truly yours,
First American Railways, Inc.

By: /S/ ALLEN C. HARPER
-----------------------------
        Allen C. Harper
        CEO/Chairman

Accepted and agreed:

/S/ ALAN JACOBS               Date:  MARCH 18, 1998
---------------
    Alan Jacobs